Exhibit 10.33

CLARIOS

SENIOR EXECUTIVE DEFERRED COMPENSATION PLAN

Effective May 1, 2019

Amended and Restated June 30, 2021

ARTICLE 1

PURPOSE AND DURATION

Section 1.1. Purpose. The Clarios Senior Executive Deferred Compensation Plan (formerly known as the Power Solutions Senior Executive Deferred Compensation Plan) (the “Plan”) permits certain employees of the Company and its Affiliates to defer certain compensation under plans or programs maintained by the Company or an Affiliate with respect to periods on and after the Effective Date, except as provided herein. The Plan also assumed certain liabilities from the Johnson Controls International plc Senior Executive Deferred Compensation Plan as of May 1, 2019, as described herein.

Section 1.2. Duration. The Plan is effective May 1, 2019 (the “Effective Date”). Notwithstanding the effective date of this Plan, the Administrator may implement the administration of the Plan prior to the effective date as necessary to effectuate the Plan. The Plan was amended and restated effective June 30, 2021 to incorporate a prior Plan amendment that reflected a change to the name of the Company and the Plan. The Plan shall remain in effect until terminated pursuant to Article 10.

ARTICLE 2

DEFINITIONS

Section 2.1. Definitions. Wherever used in the Plan, the following terms shall have the meanings set forth below and, where the meaning is intended, the initial letter of the word is capitalized:

(a) “Account” means the record keeping account or accounts maintained to record the interest of each Participant under the Plan. An Account is established for record keeping purposes only and not to reflect the physical segregation of assets on the Participant’s behalf, and may consist of such subaccounts or balances as the Administrator may determine to be necessary or appropriate. On the Effective Date, each individual who becomes a Participant on such date shall have a beginning Account balance equal to the balance credited to a Participant under the Prior Plan as of immediately prior to the Effective Date.

(b) “Administrator” means the person(s) or entity appointed by the Company to administer the Plan.

(c) “Affiliate” means each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c);

provided that for purposes of determining when a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place that phrase appears in the regulations issued thereunder.

(d) “Annual Enrollment Period” means the period designated by the Administrator in its sole discretion during which deferral elections can be made. Notwithstanding the foregoing, in all cases, the Annual Enrollment Period will end no later than December 31 of the year immediately preceding the calendar year for which such enrollment is effective.

(e) “Beneficiary” means the person or persons designated by the Participant to receive payments under the Plan in the event of the Participant’s death as provided in Section 11.2.

(f) “Board” means the Board of Directors of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include any rulings and regulations promulgated thereunder, and reference to any successor provision thereto.

(h) “Company” means Clarios, LLC and its successors as provided in Section 11.11.

(i) “Deferrable Compensation” means the following types of compensation that may be deferred under the Plan:

(1)	Base Salary: Up to fifty percent (50%) of a Participant’s base salary.

(2)

Annual Incentive Award: Up to ninety-five percent (95%) of a Participant’s performance cash award made under a plan of the Company or an Employer, or with the consent of the Administrator, any other cash bonus awarded to a Participant.

(3)

Shares: For only those Participants that previously made a deferral election with respect to equity awards on or before January 1, 2018 under the Prior Plan, any Shares or cash that would otherwise be issued to such Participant under any equity award (other than share options or share appreciation rights) granted under any plan of Johnson Controls International plc.

(4)	Other Incentive Compensation: Any other incentive award or compensation that the Administrator designates is eligible for deferral hereunder.

All compensation amounts shall be determined before any reduction for any amounts deferred by the Participant pursuant to Section 401(k) or Section 125 of the Code, or pursuant to the Plan or any other non-qualified plan which permits the voluntary deferral of compensation.

(j) “Deferral” means the amount credited, in accordance with a Participant’s election, to the Participant’s Account in lieu of the payment in cash thereof, or the issuance of Shares with respect thereto. Deferrals include the following:

(1)	Base Salary Deferrals: A deferral of a portion of a Participant’s base salary, as described in subsection (i)(1).

(2)	Annual Incentive Award Deferrals: A deferral of a portion of a Participant’s cash bonus, as described in subsection (i)(2).

(3)	Share Deferrals: A deferral of Shares, as described in subsection (i)(3).

(4)	Other Incentive Compensation: A deferral of any other type of Deferrable Compensation, as described in subsection (i)(4).

(k) “Disability” means that a Participant either (1) has been determined to be eligible for Social Security disability benefits or (2) is eligible to receive benefits under the Company’s long-term disability program as in effect at the time of disability.

(1) “Distribution Date” means each January 15 or July 15, or the first business day prior such date if such date falls on a holiday or weekend.

(m) “Employer” means the Company or the Affiliate that employs a Participant.

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include any rulings and regulations promulgated thereunder and reference to any successor provision thereto.

(o) “Measurement Funds” means the investment options offered under the Savings Plan, and any other alternatives made available by the Administrator. These Measurement Funds are used solely to calculate the earnings that are credited to a Participant’s Account in accordance with Section 6.2 below, and do not represent any beneficial interest on the part of the Participant in any asset or other property of the Company or its Affiliates. The determination of an increase or decrease in the performance of each Measurement Fund shall be made by the Administrator in its reasonable discretion. Measurement Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Administrator; provided that if the Measurement Funds hereunder correspond with funds available for investment under the Savings Plan, then, unless the Administrator determines otherwise in its discretion, any addition, removal or replacement of investment funds under the Savings Plan shall automatically result in a corresponding change to the Measurement Funds hereunder.

(p) “Participant” means (i) an employee of the Company or any Affiliate who is employed in the United States and was eligible to participate in the Prior Plan as of April 30, 2019, or (ii) an employee of the Company or any Affiliate selected by the Company to be a Participant in the Plan. Notwithstanding the foregoing, the Administrator shall limit the foregoing group of eligible employees to a select group of management and highly compensated employees, as determined by the Committee in accordance with ERISA. A “Participant” shall also mean a Transferred Employee (as defined in the Stock and Asset Purchase Agreement by and Between Johnson Controls International plc and BCP Acquisitions LLC, dated as of November 13, 2018) who had an account under the Prior Plan immediately prior to the Effective Date which account is assumed hereunder; provided that if such individual does not otherwise meet the requirements to be a Participant hereunder, such individual’s rights under the Plan shall be limited to the rights related to such assumed account (such as the right to investments and distributions of such account). Where the context so requires, a Participant also means a former employee or Beneficiary entitled to receive a benefit hereunder.

(q) “Prior Plan” means the Johnson Controls International plc Senior Executive Deferred Compensation Plan.

(r) “Savings Plan” means the Clarios Retirement Savings and Investment Plan and any successor to such plan maintained by the Company or an Affiliate.

(s) “Separation from Service” means a Participant’s cessation of service from the Company and all Affiliates within the meaning of Code Section 409A, as determined by the Administrator, subject to the following rules:

(1)

If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided by either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes the Participant to be unable to perform the duties of his or her position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the time periods set forth above and the Participant’s right to reemployment is not provided by either statute or contract, the Participant will be considered to have incurred a Separation from Service on the first day following the end of the applicable time period set forth above.

(2)

A Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(3)

The Participant will be presumed not to have incurred a Separation from Service while the Participant continues to provide bona fide services to the Company or an Affiliate in any capacity (whether as an employee or independent contractor) at a level that is at least fifty percent (50%) or more of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(4)

If a Participant ceases to provide services as an employee to the Company or an Affiliate, but immediately thereafter continues to provide services as an independent contractor to any such entity without incurring a Separation from Service as described in the subparagraphs above, then such Participant will not incur a Separation from Service until the expiration of the contract (or, if applicable, all contracts) under which services are performed for the Company and any Affiliate if the expiration is a good-faith and complete termination of the contractual relationship.

(t) “Share” means an ordinary share of Johnson Controls International plc.

(u) “Trading Day” means each day when the United States financial markets are open for business.

(v) “Valuation Date” means the day selected by the Administrator on which to value a Participant’s Account prior to a distribution. The Valuation Date may be any Trading Day within the one week prior to Distribution Date, as determined in the Administrator’s sole discretion.

ARTICLE 3

ADMINISTRATION

Section 3.1. Authority of the Administrator. The Administrator shall have discretionary authority and responsibility for the general operation and daily administration of the Plan, including, in addition to the authority specifically provided to the Administrator in this Plan, to (a) interpret and apply all of the Plan’s provisions, (b) prescribe forms for use with respect to the Plan, (c) reconcile inconsistencies or supply omissions in the Plan’s terms, (d) make appropriate determinations, including factual determinations, and calculations, (e) prepare all reports required by law, and (f) determine the eligibility of an employee to participate in the Plan.

Section 3.2. Delegation. The Administrator may, in its discretion, delegate any or all of its authority and responsibility to third parties. To the extent of any such delegation, any references herein to the Administrator, as applicable, shall be deemed references to such delegate.

Section 3.3. Interpretation; Decisions Binding. Interpretation of the Plan shall be within the sole discretion of the Administrator with respect to their respective duties hereunder. If any delegate of the Administrator shall also be a Participant or Beneficiary, then such individual may not participate in any determinations affecting the individual’s benefits under the Plan. The Administrator’s determinations shall be final and binding on all parties with an interest hereunder, unless determined to be arbitrary and capricious.

Section 3.4. Procedures for Administration. The Administrator’s determinations shall be made in accordance with such procedures it establishes.

ARTICLE 4

PARTICIPATION

Section 4.1. Timing. Each employee of the Company or an Affiliate who qualifies as a Participant shall automatically become a Participant on the date he or she makes (or is deemed to make) a deferral election under Article 5. Each employee of the Company or an Affiliate who had a deferral election in effect under the Prior Plan shall automatically become a Participant hereunder on the Effective Date.

Section 4.2. Employees Acquired in Mergers and Acquisitions. In the event an individual becomes an employee of the Company or an Affiliate due to a merger or acquisition, such employee shall not be eligible to participate in the Plan until such time that participation is approved by the Company via amendment of the Plan, corporate resolution or pursuant to the terms of the applicable purchase agreement, even if such employee would otherwise be eligible to participate in the Plan.

ARTICLE 5

DEFERRALS OF COMPENSATION

Section 5.1. Deferral Elections. A Participant may elect to defer all or part of his or her deferrable compensation during the Annual Enrollment Period by filing a deferral election according to the procedures established by the Administrator, which may include making an election by electronic means. A Participant’s election to defer compensation shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year unless otherwise allowed by the Administrator in its sole discretion. As of the end of the applicable Annual Enrollment Period, the Participant’s deferral election shall be irrevocable except as provided in Section 5.2. A Participant may make a deferral election at such other times not described above as may be permitted by the Administrator consistent with the requirements of Code Section 409A.

Notwithstanding the foregoing, the deferral elections made by a Participant under the Prior Plan prior to January 1, 2019 shall automatically apply hereunder on the Effective Date.

Section 5.2. Cancellation of Deferral Elections.

(a) Permitted Cancelations. Notwithstanding any other provision of the Plan to the contrary, (1) if the Administrator determines that a Participant’s deferral election(s) must be cancelled in order for the Participant to receive a hardship distribution under the Savings Plan or any other 401(k) plan maintained by the Company or an Affiliate or (2) if the Participant elects to cancel his or her deferral election(s) due to a Disability, then the Participant’s deferral election(s) shall be cancelled to the extent permitted under Code Section 409A.

(b) Effect of Cancellation. A Participant whose deferral election(s) are cancelled pursuant to this Section 5.2 may make a new deferral election under Section 5.1, and pursuant to the requirements of Code Section 409A, with respect to future compensation, unless otherwise prohibited by the Administrator.

Section 5.3. Administration of Deferral Elections. All deferral elections must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.

ARTICLE 6

MEASUREMENT FUNDS

Section 6.1. Investment Election.

(a) Making Elections. Unless otherwise determined by the Administrator, amounts credited to a Participant’s Account shall reflect the investment experience of the Measurement Funds selected by the Participant. The Participant may select Measurement Funds as follows:

(1)	The Participant may make an initial investment election at the time of enrollment in the Plan in whole increments of one percent (1%).

(2)	A Participant may elect to allocate any future Deferrals among the various Measurement Funds in whole increments of one percent (1%) from time to time as prescribed by the Administrator.

(3)	A Participant may elect to reallocate the balance of his or her Account into various Measurement Funds from time to time as prescribed by the Administrator.

Investment elections shall remain in effect until changed by the Participant. All investment elections shall become effective as soon as practicable after receipt of such election by the Administrator, and must be made in the form and manner and within such time periods as the Administrator prescribes in order to be effective.

Notwithstanding the foregoing, the following rules shall apply to an individual who becomes a Participant hereunder on the Effective Date:

(A) the Participant’s investment elections in effect under the Prior Plan, if any, as of immediately prior to the Effective Date, shall apply to the Participant’s Account hereunder on the Effective Date, without action by the Participant; provided that (1) a Participant’s investment election with respect to an investment option that is not offered under the Savings Plan on the Effective Date shall be automatically changed to the default fund or a like-kind fund, as determined by the Administrator, specified for the Savings Plan, and (2) a Participant’s election with respect to Share Units (as defined in the Prior Plan) will be automatically cancelled on the Effective Date, and such investment election shall be automatically changed to the default fund specified for the Savings Plan; and

(B) all amounts credited to a Participant’s Share Unit account under the Prior Plan shall be deemed transferred and re-invested, as of the Effective Date, into the default fund specified for the Savings Plan.

(b) Default Election. In the absence of an effective election, the Participant’s Account shall be deemed invested in the default fund specified for the Savings Plan.

Section 6.2. Crediting of Earnings (or Losses). All Deferrals will be deemed invested in a Measurement Fund as of the date on which the deferrals would have otherwise been paid to the Participant. On each Trading Day, a Participant’s Account shall be credited with all deemed earnings (or losses) generated by the Measurement Funds in which such Participant’s Account is deemed invested. Notwithstanding that the rates of return credited to a Participant’s Account are based upon the actual performance of the corresponding Measurement Fund, the Company shall not be obligated to invest an amount credited to a Participant’s Account under the Plan in such Measurement Funds or in any other investment funds.

Section 6.3. Pro-rata Distribution. Any distribution made to or on behalf of a Participant from his or her Account in an amount which is less than the entire balance of his or her Account shall be made pro rata from each of the Measurement Funds to which such Account is then allocated.

ARTICLE 7

DISTRIBUTION OF ACCOUNTS

Section 7.1. Distribution Event. Except as otherwise provided in this Article 7, a Participant’s Account shall be distributed, according to his or her distribution election made pursuant to Section 7.2, upon the Participant’s Separation from Service.

Section 7.2. Annual Election. During the Annual Enrollment Period preceding each calendar year, a Participant may elect the form of distribution with respect to each of the following sub-accounts established for such calendar year:

(a)	Base Salary Deferrals, including interest, earnings or losses thereon.

(b)	Annual Incentive Deferrals, including interest, earnings or losses thereon.

(c)	Other Incentive Compensation Deferrals, including interest, earnings or losses thereon.

Such election shall be made in such form and manner as the Administrator may prescribe, which may include electronic means. The election shall specify whether distributions shall be made in a single lump sum or from two (2) to ten (10) annual installments. In the absence of a valid distribution election for any given year with respect to a particular subaccount, payment shall be made in a single lump sum. Once the form of distribution is elected with respect to a particular year, such election shall be irrevocable.

Notwithstanding the foregoing, a Participant’s distribution election(s) made under the Prior Plan as of April 30, 2019 shall automatically apply to his or her sub-accounts hereunder that were established for calendar years 2019 and earlier (which sub-accounts may include a former Share Deferral sub-account).

Section 7.3. Manner of Distribution. The Participant’s Account shall be paid in cash in the following manner:

(a) Lump Sum. With respect to each sub-account for which a Participant has elected to receive a lump sum, the balance of such sub-account (as of the Valuation Date) shall be paid on the first Distribution Date following the six-month anniversary of the Participant’s Separation from Service.

(b) Installments. With respect to each sub-account for which a Participant has elected to receive annual installments, the first annual payment shall be paid on the first Distribution Date following the six-month anniversary of the Participant’ Separation from Service. All subsequent installments shall be made on the anniversary of such first Distribution Date. The amount of the first annual payment shall equal the value of 1/10th (or 1/9th, 1/8th, 1/7th, etc. depending on the number of installments elected) of the balance of the sub-account as of the Valuation Date. All subsequent annual payments shall be in an amount equal to the value of 1/9th (or 1/8th, 1/7th, 1/6th, etc. depending on the number of installments elected, and the number of installments remaining) of the balance of the sub-account as of the Valuation Date, except that the final annual installment payment shall equal the then remaining balance of such sub-account as of the Valuation Date.

Section 7.4. Distribution of Remaining Account Following Participant’s Death.

(a) Payment Upon Death. In the event of the Participant’s death prior to receiving all payments due under this Article 7, the balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum. If the Participant’s death occurs between January 1 and June 30, payment will be made to the Participant’s Beneficiary between July 1 and September 30 of the same year. If the Participant’s death occurs between July 1 and December 31, payment will be made to the Participant’s Beneficiary between January 1 and March 31 of the following year.

(b) Requirements for Payment. The timing of the payment(s) under Section 7.4(a) is dependent upon the Administrator receiving all information needed to authorize such payment (such as a copy of the Participant’s death certificate). To the extent the Administrator cannot make a payment because it has not received such information, then the Administrator shall make such payment(s) to the Beneficiary as soon as practicable in accordance with Section 7.4(a) after it has received all information necessary to make such payment, provided that such payment(s) due from the date of death through December 31 of the year following the year of the Participant’s death must be completed by such December 31 in order to avoid additional taxes under Code Section 409 A.

Section 7.5. Tax Withholding. The Employer that is liable to make a payment hereunder shall have the right to deduct from any deferral or payment made hereunder, or from any other amount due a Participant, the amount of cash sufficient to satisfy the Employer’s foreign, federal, state or local income tax withholding obligations with respect to any amount deferred hereunder, whether at the time of deferral, vesting or payment thereof. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Employer may distribute from the Participant’s Account balance the amount needed to pay the Participant’s portion of such tax, plus an amount equal to the withholding taxes due under federal, state or local law resulting from the payment of such FICA tax, and an additional amount to pay the additional income tax at source on wages attributable to the pyramiding of the Code Section 3401 wages and taxes, but no greater than the aggregate of the FICA tax amount and the income tax withholding related to such FICA tax amount. Each Participant shall be responsible for the payment of all individual tax liabilities relating to any benefits under the Plan.

Section 7.6. Additional Payment Provisions.

(a) Acceleration of Payment. Notwithstanding the foregoing:

(1)

If an amount deferred under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is scheduled to be distributed, such Participant shall receive a distribution, in a lump sum within ninety (90) days after the Plan fails to meet the requirements of Code Section 409A, of the amount required to be included in the Participant’s income as a result of such failure.

(2)

If an amount under the Plan is required to be immediately distributed in a lump sum under a domestic relations order in accordance with Section 11.7, then such amount shall be distributed according to the terms of such order.

(b) Delay in Payment. Notwithstanding the foregoing:

(1)

If a distribution required under the terms of this Plan would jeopardize the ability of the Company or an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Any distribution delayed under this provision shall be treated as made on the date specified under the terms of this Plan.

(2)	If the distribution will violate any applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

Section 7.7. Effect of Payment. The full payment of the applicable benefit under this Article 7 shall completely discharge all obligations on the part of the Employer to the Participant (and each Beneficiary) with respect to the operation of the Plan, and the Participant’s (and Beneficiary’s) rights under the Plan shall terminate.

ARTICLE 8

SPECIAL RULES APPLICABLE IN THE EVENT OF A

CHANGE OF CONTROL OF THE COMPANY

Section 8.1. Effect of a Change of Control. Upon a change of control of the Company (within the meaning of Code Section 409A), the Company may, but shall not be required to, terminate the Plan and distribute to each Participant or Beneficiary his or her Account balance in a lump sum payment as soon as practicable (but not more than ninety (90) days) following such change of control.

Section 8.2. Maximum Payment Limitation.

(a) Limit on Payments. Except as provided in subsection (b) below, if any portion of the payments or benefits described in this Plan or under any other agreement with or plan of the Company or an Affiliate (in the aggregate, “Total Payments”), would constitute an “excess parachute payment”, then the Total Payments to be made to the Participant shall be reduced such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be one dollar ($1) less than the maximum amount which the Participant may receive without becoming subject to the tax imposed by Section 4999 of the Code or which the Company or an Affiliate may pay without loss of deduction under Section 280G(a) of the Code. The terms “excess parachute payment” and “parachute payment” shall have the meanings assigned to them in Section 280G of the Code, and such “parachute payments” shall be valued as provided therein. Present value shall be calculated in accordance with Section 280G(d)(4) of the Code. Within forty (40) days following delivery of notice by the Employer to the Participant of its belief that there is a payment or benefit due the Participant which will result in an excess parachute payment, the Participant and the Employer, at the Employer’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by the Company’s independent auditors and acceptable to the Participant in his or her sole discretion (which may be regular outside counsel to the Company or an Affiliate), which opinion sets forth (1) the amount of the Base Period Income, (2) the amount and present value of Total Payments and (3) the amount and present value of any excess parachute payments determined without regard to the limitations of this Section. As used in this Section, the term “Base Period Income” means an amount equal to the Participant’s “annualized includible compensation for the base period” as defined in Section 280G(d)(1) of the Code. For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code, which determination shall be evidenced in a certificate of such auditors addressed to the Employer and the Participant. Such opinion shall be addressed to the Employer and the Participant and shall be binding upon the Employer and the Participant. If such opinion determines that there would be an excess parachute payment, the payments hereunder that are includible in Total Payments or any other payment or benefit determined by such counsel to be includible in Total Payments shall be reduced or eliminated so that there will be no excess parachute payment by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payment or benefits (on the basis of the relative present value of the parachute payments). If such legal counsel so requests in connection with the opinion required by this Section, the Participant and the Employer shall obtain, at the Employer’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Participant. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, then this Section shall be of no further force or effect.

(b) Employment Contract Governs. The provisions of subsection (a) above shall not apply to a Participant whose employment is governed by an employment contract that provides for Total Payments in excess of the limitation described in subsection (a) above.

ARTICLE 9

AMENDMENT OR TERMINATION

Section 9.1. Amendment. The Company may at any time amend the Plan, including but not limited to modifying the terms and conditions applicable to (or otherwise eliminating) deferrals to be made on or after the Effective Date to the extent not prohibited by Code Section 409A; provided, however, that no amendment may reduce or eliminate any vested Account balance as of the date of such amendment (except as such Account balance may be reduced as a result of investment losses allocable to such Account) without a Participant’s consent except as otherwise specifically provided herein. In addition, the Administrator may at any time amend the Plan to make administrative changes and changes necessary to comply with applicable law.

Section 9.2. Termination. The Company may terminate the Plan at any time. Upon termination of the Plan, any deferral elections then in effect shall be cancelled to the extent permitted by Code Section 409A. Upon termination of the Plan, the Company may authorize the payment of all amounts accrued under the Plan in a single lump sum payment without regard to any distribution election then in effect, only in the following circumstances:

(a) The Plan is terminated pursuant to Article 8.

(b) The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the single lump sum payment must be distributed by the latest of: (1) the last day of the calendar year in which the Plan termination occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which payment is administratively practicable.

(c) The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate, and all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. In such event, the single lump sum payment shall be paid no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of the Plan’s termination. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination.

ARTICLE 10

CLAIMS PROCEDURE

Section 10.1. Claim. A Participant or Beneficiary (referred to as a “claimant” in this Article 10) who believes that he or she is being denied a benefit to which he or she is entitled under the Plan may file a written request for such benefit with the Administrator, setting forth his or her claim for benefits. Any such claim must be made within one year after the claimant knew, or exercising reasonable care should have known, of the circumstances giving rise to such claim. If the claimant does not file a claim within such one-year period, the claimant shall be barred and estopped from raising the claim. A claimant’s claim may also be filed by his or her duly authorized representative.

Section 10.2. Claim Decision. The Administrator shall reply to any claim that is timely filed under Section 10.1 within ninety (90) days of receipt, unless it determines to extend such reply period for an additional ninety (90) days for reasonable cause. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified prior to the end of the initial ninety (90) day period. If the claim is denied in whole or in part, such reply shall include a written explanation, using language calculated to be understood by the claimant, setting forth:

(a) the specific reason or reasons for such denial;

(b) the specific reference to relevant provisions of the Plan on which such denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(d) appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review;

(e) the time limits for requesting a review under Section 10.3 and for review under Section 10.4 hereof;

(f) the claimant’s right to bring an action for benefits under Section 502 of ERISA, if the claim is denied upon review; and

(g) any other information required by ERISA.

Section 10.3. Request for Review. Within sixty (60) days after the receipt by the claimant of the written explanation described above, the claimant (or his or her duly authorized representative) may request in writing that the Administrator review its determination. The claimant (or his or her duly authorized representative) may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Administrator. If the claimant does not request a review of the initial determination within such 60-day period, the claimant shall be barred and estopped from challenging the determination.

Section 10.4. Review of Decision. After considering all materials presented by the claimant, the Administrator will render a written decision, setting forth the specific reasons for the decision and containing specific references to the relevant provisions of the Plan on which the decision is based, and any other information required by ERISA. The decision on review shall normally be made within sixty (60) days after the Administrator’s receipt of the claimant’s request. If an extension of time is required for a hearing or other special circumstances, the Administrator shall notify the claimant and the time limit shall be 120 days. All decisions on review shall be final and shall bind all parties concerned.

Section 10.5. Limitation on Actions. Any action or other legal proceeding with respect to the Plan may be brought only after the claims procedures of this Article 10 are exhausted and only within the period ending on the earlier of (a) one year after the date claimant receives notice or deemed notice of a denial upon review under Section 10.4 or (b) the expiration of the applicable statute of limitations period under applicable federal law. Any action or other legal proceeding not adjudicated under ERISA must be arbitrated in accordance with the provisions of Section 10.6.

Section 10.6. Arbitration. Notwithstanding any employee agreement in effect between a Participant and the Employer, if a Participant or Beneficiary brings a claim that relates to benefits under this Plan that is not covered under ERISA, and regardless of the basis of the claim (including but not limited to, actions under Title VII, wrongful discharge, breach of employment agreement, etc.), such claim shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration must be initiated by serving or mailing a written notice of the complaint to the other party. Normally, such written notice should be provided to the other party within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint. However, this time frame may be extended if the applicable statute of limitation provides for a longer period of time. If the complaint is not properly submitted within the appropriate time frame, all rights and claims that the complaining party has or may have against the other party shall be waived and void. Any notice sent to the Employer or Company under this Section shall be delivered to the Company’s headquarters, with attention to the General Counsel of the Company.

ARTICLE 11

MISCELLANEOUS

Section 11.1. Protective Provisions. Each Participant and Beneficiary shall cooperate with the Administrator by furnishing any and all information requested by the Administrator in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Administrator, the Company and each Employer shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Account in accordance with prior elections and subject to Section 11.9.

Section 11.2. Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person if approved by the Administrator in its sole discretion) to receive any payments which may be made under the Plan following the Participant’s death. A Beneficiary designation under the Plan may be separate from all other retirement-type plans sponsored by the Company. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective until received by the Administrator or its designee prior to the date of the Participant’s death. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise. If the Beneficiary survives the Participant, but dies before receipt of payment hereunder, the Beneficiary’s estate shall be entitled to the Beneficiary’s share of the payment.

Section 11.3. Inability to Locate Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary within two years following the date the Participant or Beneficiary was to commence receiving payment, the entire amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date payment was to commence pursuant to Article 8, and the Participant or Beneficiary shall be responsible for all taxes and penalties under Code Section 409A.

Section 11.4. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or any person whosoever, the right to be retained in the service of the Company or any Affiliate, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 11.5. Obligations to Company. If a Participant becomes entitled to payment of benefits under the Plan, and if at such time the Participant has any outstanding debt, obligation, or other liability representing an amount owing to the Company or any Employer, then the Company or the Employer may offset such amount owed to it against the amount of benefits otherwise distributed; provided, however, that such deductions cannot exceed $5,000 in the aggregate to the extent needed to comply with Code Section 409 A.

Section 11.6. No Liability; Indemnification. Neither the Company or any of its Affiliates, nor any director, officer or employee of the Company or its Affiliates shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of Plan. Service as an Administrator shall constitute service as a director or officer of the Company so that the Administrator members shall be entitled to indemnification, limitation of liability and reimbursement of expenses with respect to their Administrator services to the same extent that they are entitled under the Company’s charter documents and applicable law for their services as directors or officers of the Company.

Section 11.7. Nonalienation of Benefits; Domestic Relations Orders. Except as otherwise specifically provided herein, all amounts payable hereunder shall be paid only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall such accounts of a Participant be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any payment from the Plan, voluntarily or involuntarily, the Administrator, in its discretion, may cancel such payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrator shall direct. Notwithstanding the foregoing, all or a portion of a Participant’s Account may be awarded to an “alternate payee” (within the meaning of Section 206(d)(3)(K) of ERISA) if and to the extent so provided in a judgment, decree or order that, in the Administrator’s sole discretion, would meet the applicable requirements for qualification as a “qualified domestic relations order” (within the meaning of Section 206(d)(3)(B)(i) of ERISA) if the Plan were subject to the provisions of Section 206(d) of ERISA. Such amounts shall be payable to the alternate payee in the form of a lump sum distribution and shall be paid within ninety (90) days following the Administrator’s determination that the order satisfies the requirements to be a “qualified domestic relations order.”

Section 11.8. Liability for Benefit Payments. The obligation to pay or provide for payment of a benefit hereunder to any Participant or his or her Beneficiary shall be the sole and exclusive liability and responsibility of the Employer which employed the Participant during the period allocations were made to the participant’s Account. No other Company or parent, affiliated, subsidiary or associated company shall be liable or responsible for such payment, and nothing in the Plan shall be construed as creating or imposing any joint or shared liability for any such payment. The fact that a Company or a parent, affiliated, subsidiary or associated company other than the Employer actually makes one or more payments to a Participant or his or her Beneficiary shall not be deemed a waiver of this provision; rather, any such payment shall be deemed to have been made on behalf of and for the account of the Employer.

Section 11.9. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” deferred compensation plan for Participants, with all benefits payable hereunder constituting an unfunded contractual payment obligation of the Employer and the Company. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company or Employer shall reflect on its books the Participants’ interests hereunder, but no Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or Employer. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company, an Employer, and any Participant or other person. A Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company or Employer. Except to the extent that the Company or Employer determines that a “rabbi” trust may be established in connection with the Plan, all payments shall be made from the general funds of the Company or Employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment. The Company’s or Employer’s obligations under the Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company’s or Employer’s assets or (b) any corporation or partnership into which the Company or Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.

Section 11.10. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Wisconsin to the extent not superseded by federal law, without reference to the conflict of laws principles thereof.

Section 11.11. Successors. All obligations of the Employer and the Company under the Plan shall be binding on any successor thereto, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company or the Employer.

Section 11.12. Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 11.13. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

Section 11.14. Gender; Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

. Section 11.15. Notice. Any notice or filing required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (a) except as provided in Section 10.6, the Company’s headquarters, with attention to the Secretary of the Company, if the notice or filing is to be made to the Administrator, Company, or Employer or (b) the Participant’s or Beneficiary’s address on file with the Employer, if the notice or filing is to be made to such individual. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Section 11.16. Administrative Error Correction. The Administrator may permit an Administrative Error (as defined below) to be corrected by allowing a Participant’s deferral election to be processed as soon as practicable after December 31 (and any related payroll discrepancy to be corrected) to the extent permitted under Code Section 409A. “Administrative Error” shall mean (a) an error by a Participant to file a deferral election with the Administrator, following a good faith attempt, or (b) the failure of the Administrator to properly process a Participant’s deferral election.

Section 11.17. Delay of Payment for Specified Employees. Notwithstanding any provision of the Plan to the contrary, in the case of any Participant who is a “specified employee” within the meaning of Code Section 409A as of the date of such Participant’s Separation from Service, no distribution under the Plan may be made, or may commence, before the date which is six months after the date of such Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

Section 11.18. Application of Plan Provisions During the TSA. Notwithstanding anything in this Plan to the contrary, and in accordance with the TSA (as defined below), during the period the United States human resources transition services provisions of the TSA are in effect, the authority, responsibility, or rights of the Company, any fiduciary or administrator of this Plan, or any officer or delegate of the Company or such fiduciary or administrator, shall vest in and be exercisable solely by Johnson Controls International plc, and its officers, ERISA plan fiduciaries, administrators, and delegates thereof. Notwithstanding the foregoing provisions of this Section 11.18, the Company may exercise any or all such authority while such provisions of the TSA are in effect, but only if such action will be effective following the expiration of such provisions of the TSA. For purposes hereof, the term “TSA” means the Transition Services Agreement by and between Johnson Controls International plc and BCP Acquisitions LLC.

IN WITNESS WHEREOF, the undersigned, on behalf of the Company, has executed this Plan as of June 30, 2021.

Clarios, LLC

By:	/s/ Wendy S. Radtke
Title:	Chief Human Resources Officer